Exhibit 10.16

Amendment #1 To Distribution Agreement

This Amendment #1 (this "Amendment") is entered into by and among WhiteSmoke Inc., a Delaware Corporation (the “Corporation”) and Kreos Capital III Limited (“Lender”).

WHEREAS	the Corporation, WhiteSmoke Israel Ltd. And Lender entered into a Loan Agreement dated May 13, 2008, as amended on November 2009 and further amended on June 13, 2010 (the "Loan Agreement"); and

WHEREAS	the Corporation and Lender entered into an Agreement on November 30, 2010, attached hereto as Exhibit A (the "Distribution Agreement"); and

WHEREAS	the parties wish to amend certain terms and provisions of the Distribution Agreement, as more fully set forth herein.

Now, therefore, in consideration of the mutual promises and covenants set forth herein, the parties hereby agreement as follows:

1.	Section 2.1.1 to the Distribution Agreement shall be deleted and replaced with the following:

"In the event of any Distribution after the Decisive Date (as defined below), the Lender shall be entitled to receive out of the Distribution Amount (as defined below), an amount equal to 2% (two percent) of the Distribution Amount."

2.	Section 2.2 to the Distribution Agreement shall be deleted and replaced with the following:

"In the event that, prior to the Decisive Date (as defined below), a M&A Transaction (as defined below) occurs, the Corporation shall pay the Lender, prior to any Distribution, the principal amount outstanding under the Loan Agreement, at the time of the closing of such M&A Transaction plus a one time fee in the amount of US $500.000 only, instead of the 2% (two percent) of the Distribution Amount as detailed in Section 2.2.1 above; it being further clarified that in the event of such payment no interest whatsoever (including reduced interest per Section 4.4.2 of Loan Agreement) shall be paid."

3.	Section 2.3.1 to the Distribution Agreement shall be deleted.

4.	Section 2.3.2 to the Distribution Agreement shall be deleted.

5.	Section 2.3.3 to the Distribution Agreement shall be deleted and replaced with the following:

""Decisive Date" shall mean October 15, 2010 or such other later date approved as the conversion date of the convertible loan granted by the Corporation’s shareholders participating in the Convertible Loan Agreement dated June 2010."

6.	Section 2.3.4 to the Distribution Agreement shall be deleted and replaced with the following:

""Distribution" shall mean any payment or distribution to the shareholders of the Corporation whether pursuant to Section 1 or 2 of Article IV of the COI, as dividends or upon liquidation or a Deemed Liquidation, or the repayment of shareholder loans or otherwise (whether or not related to the holdings of the Corporation’s securities, excluding any repayment to shareholders of the Company who are also service providers (but not financial investors in the Company) in respect of management fee reductions to be returned upon the Company meeting certain performances)."

7.	A new Section 2.3.4A shall be added to the Distribution Agreement which shall read as follows:

""Distribution Amount" shall mean the actual amount paid and/or distributed to the shareholders of the Corporation in the event of a Distribution."

8.	Section 2.35 to the Distribution Agreement shall be deleted.

9.	Section 2.3.7 to the Distribution Agreement shall be deleted.

10.
This Amendment is subject to the execution and effectiveness of the 2010 Convertible Loan Agreement dated June 2010 and the delivery to the Company of the first installment due thereunder no later than June 30, 2010.  If the first installment will not be delivered within the said time frame – this Amendment will be considered void and the Distribution Agreement shall remain as in effect prior to the date hereof.

11.	All other terms and conditions shall remain without change.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

WHITESMOKE INC.	KREOS CAPITAL III LIMITED
By:	By:	/s/ Kreos Capital III Limited
Name:	Name:
Title:	Title:
Date:	Date: